Exhibit 99.4
CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED
The Board of Directors
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
The Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated June 30, 2026, to the Board of Directors of Patrick Industries, Inc. (“Patrick”) as Annex F to, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary-Opinions of Financial Advisors-Opinion of Robert W. Baird & Co. Incorporated, Patrick’s Financial Advisor,” “Risk Factors-Risks Relating to the Merger-The opinions of Patrick’s and LCI’s respective financial advisors do not reflect changes in circumstances between the signing of the merger agreement and the closing of the merger,” “The Merger-Background of the Merger,” “The Merger-Recommendation of the Patrick Board of Directors and Reasons for the Merger” and “The Merger-Opinions of Patrick’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Patrick and LCI Industries (“LCI”) which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Patrick (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement, information statement or any other document, without our prior written consent.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Matt Deering
Name:	Matt Deering
Title:	Managing Director
October 15, 2026